Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT REPORTS SECOND QUARTER RESULTS

ANNOUNCES NEW LONG-TERM FINANCIAL OBJECTIVES

PRINCETON, NJ, AUGUST 9, 2005 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended July 1, 2005 of $34.4 million or $0.51 per share, an increase of $0.21 per share over last year’s net income of $19.6 million or $0.30 per share. Last year’s results included pretax charges of $12.1 million or $0.11 per share, consisting of an inventory charge of $4.1 million and an $8.0 million write-off of deferred financing costs related to the acquisition on May 28, 2004 of the 50% interest in the former Armkel LLC business which the Company did not already own. Excluding these charges, this year’s earnings of $0.51 per share would have been $0.10 or 24% above last year’s adjusted $0.41 per share.

James R. Craigie, President and Chief Executive Officer, commented, “We are pleased with the second quarter results, which reflect continued organic growth and an improved operating margin, as well as the full benefit of the Armkel acquisition. With a strong first half as the base, we plan to invest behind new product and operational initiatives in the second half to continue building the business.”

Second quarter sales increased to $441.8 million, compared to $340.8 million in the same period a year ago. This advance is primarily due to the acquisition of Armkel, which recorded sales of $79.0 million in the two-month period through May 28 last year that were not included in our consolidated results.

Operating profit of $59.8 million for the quarter was $18.4 million higher than the previous year’s $41.4 million. Last year’s results included the acquisition-related inventory charge of $4.1 million, and did not reflect Armkel’s pre-acquisition operating profit of $9.2 million.

For the first six months, net income was $72.1 million or $1.07 per share, an increase of $0.31 per share over last year’s net income of $49.5 million or $0.76 per share. Excluding last year’s acquisition-related charges of $0.11 per share, this year’s earnings of $1.07 per share would have been $0.20 per share or 23% higher than last year’s adjusted $0.87 per share.

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First half sales increased $225.7 million to $862.5 million, primarily due to the acquisition of Armkel which recorded sales of $192.7 million for the five months through May 28 last year that were not included in our consolidated results. Operating profit increased $47.1 million to $127.0 million. Last year’s results included the previously-mentioned inventory charge, and did not reflect Armkel’s pre-acquisition operating profit of $39.2 million.

At quarter-end, the Company had total outstanding debt of $771 million, and cash of $109 million, for a net debt position of $662 million. This is a $151 million reduction from the net debt position of $813 million at the comparable quarter-end last year.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as defined in the Company’s bank loan agreement, which excludes certain non-cash items, are estimated at $156 million for the first six months.

CHURCH & DWIGHT AND AFFILIATES (Non-GAAP MEASURES)

Management uses the combined results of Church & Dwight and its unconsolidated affiliates, including Armkel prior to its acquisition in May 2004, in evaluating the financial performance of the business.

Second quarter combined sales of $456.2 million were $24.4 million or 5.7% above last year. Excluding foreign exchange gains of 1%, second quarter sales growth was approximately 4.7%.

At the product line level, household products sales were 6% higher due to strong growth for laundry detergents and pet care products; personal care gained over 2% based on continued growth of condoms and diagnostic kits, with flat deodorants and slightly lower toothpaste sales; international sales increased 7% primarily due to foreign exchange gains; and specialty products increased 8% due to continued growth of animal nutrition and specialty chemicals.

At the brand level, sales of Arm & Hammer® and Xtra® liquid laundry detergents, Arm & Hammer Super Scoop® cat litter, Trojan® condoms and First Response® pregnancy kits were all higher than last year, while sales of laundry detergent powder were lower.

As expected, combined second quarter gross profit margin for Church & Dwight and its unconsolidated affiliates declined to 39.0%, compared to the previous year’s 39.6%. Adjusting for last year’s second quarter inventory charge, this year’s gross margin is approximately 150 basis points lower than the margin for the same period last year, about 40 basis points of which is due to changes in sales mix, and the remainder reflects the sharp price increases for oil-based raw and packaging materials and certain commodity chemicals in the second half of 2004.

As previously reported, the Company has taken price increases for about 20% of its domestic U.S. product lines, including cat litter, condoms, soap pads and certain specialty chemicals. The Company has also implemented pricing and size changes for about 20% of its laundry products, and expects to announce similar actions for many of its remaining laundry products during the second half. In addition, the Company is evaluating several operational improvement programs for possible implementation in late 2005.

Second quarter marketing spending increased to $51.2 million, 4% above last year. Selling, general and administrative expenses declined to $63.2 million, 8% below last year. This year’s results included $3.8 million in tradename impairment charges, compared to $6.1 million for tradename and other impairment charges in the same period last year.

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Second quarter combined operating profit increased to $63.6 million, a $10.8 million or 20% increase over last year’s combined $52.8 million, and a $6.7 million or 12% increase over last year’s operating profit adjusted for the acquisition-related inventory charge.

Six months combined sales were $889.8 million, which is $37.4 million or 4.4% above last year. Excluding foreign exchange gains of approximately 1.0%, and taking account of the first quarter calendar which was two days shorter than last year’s, organic sales growth for the period is also estimated at 4.4%.

First half combined operating profit increased to $133.3 million, a $10.5 million or 8.6% gain over last year’s $122.8 million, and a $6.4 million or 5% gain over last year’s combined operating profit adjusted for the acquisition-related inventory charge.

During the quarter, the Company expanded distribution of several products introduced over the last several months. On the household products side of the business, these included Arm & Hammer Multi-Cat cat litter, Arm & Hammer Detergent Plus a Touch of Softener, and Arm & Hammer Carpet and Room Allergen Reducer; in personal care, the new products included Arm & Hammer Enamel Care with Breath Defense™ toothpaste and Mentadent Replenishing White™ toothpaste, both of which use the Company’s Liquid Calcium® technology to restore enamel luster; and Trojan Mint Tingle™ condoms.

MAJOR TROJAN NEWS

Late in the second quarter, the Company launched a new advertising campaign for Trojan condoms. The campaign, called “Make a Difference,” promotes the use of condoms among sexually active men and women via an increased emphasis on the health risks of unprotected sex. This is the first condom advertising campaign since 1991 to be shown on national television starting after 10 p.m.

In a major new product initiative, the Company will shortly introduce a premium line of unique sexual health products for women. The new line, called Elexa™ by Trojan, will be located in the feminine care aisle of the store, and includes condoms and other products that are designed to provide women with the freedom to pursue a healthy and fulfilling sex life. The launch will receive significant advertising, display and other marketing support in the third and fourth quarters. The Company expects shipments to begin in late August.

EPS REAFFIRMED: NEW FINANCIAL GOALS

Mr. Craigie added, “Even though we will pursue an ambitious level of new product and marketing activity in the second half, and despite potential one-time costs associated with margin improvement programs, we reaffirm that the Company’s earnings objective for the year continues to be at least $1.75 per share.”

During the second quarter, the Company reviewed its major strategic initiatives as the basis for setting future priorities. A major outcome of this review is an increased focus on the development and marketing of products designed for healthier living, such as the recent condom, oral care and allergen reducer initiatives.

As part of this review, the Company also established financial objectives for the three-year period 2006-2008. Key objectives include average annual organic EPS growth of 10-12% a year, excluding acquisitions; average annual organic sales growth of 3-4% a year; gross margin improvement of 100 basis points a year; and significant debt reduction.

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As previously reported, at its August 3 Board meeting, the Company declared a quarterly dividend of $0.06 per share. The dividend is payable September 1, 2005 to stockholders of record at the close of business on August 15, 2005. This is the Company’s 418th regular quarterly dividend.

Church & Dwight will host a conference call to discuss second quarter 2005 results today at 10:00 a.m. (ET). To participate, dial in at 866-831-6162, access code: 87796368. A replay will be available two hours after the call at 888-286-8010, access code 83060880, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross margin, marketing and product development spending, pricing and sizing changes in certain of its products, possible operational improvement initiatives, expanded distribution of products and earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church & Dwight’s quarterly and annual reports filed with the SEC.

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Net Sales	$441,815	$340,785	$862,489	$636,776
Cost of sales	272,914	221,109	533,351	420,538
Gross profit	168,901	119,676	329,138	216,238

Marketing expenses	51,063	36,118	88,710	60,306
Selling, general and administrative expenses	58,008	42,130	113,446	76,044

Income from Operations	59,830	41,428	126,982	79,888
Equity in earnings of affiliates	1,900	2,792	3,170	12,616
Other income (expense), net	(9,638)	(14,755)	(20,205)	(18,397)

Income before minority interest and taxes	52,092	29,465	109,947	74,107
Income taxes	17,720	9,885	37,883	24,615
Minority Interest	(8)	7	(17)	13

Net Income	$34,380	$19,573	$72,081	$49,479

Net Income per share - Basic	$0.54	$0.32	$1.14	$0.81
Net Income per share - Diluted	$0.51	$0.30	$1.07	$0.76

Dividend per share	$0.06	$0.05	$0.12	$0.11
Weighted average shares outstanding - Basic	63,671	61,596	63,496	61,460
Weighted average shares outstanding - Diluted	69,222	68,074	69,112	67,899

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	July 1, 2005	July 2, 2004
Assets
Current Assets
Cash, equivalents and securities	$109,463	$119,561
Accounts receivable	205,000	206,093
Inventories	158,320	157,981
Other current assets	28,360	34,879

Total Current Assets	501,143	518,514

Property, Plant and Equipment (Net)	333,612	327,293
Equity Investment in Affiliates	12,850	13,663
Intangibles and other assets	1,044,940	995,307

Total Assets	$1,892,545	$1,854,777

Liabilities and Stockholders’ Equity
Short-Term Debt	$117,293	$74,613
Other Current Liabilities	256,803	260,567

Total Current Liabilities	374,096	335,180

Long-Term Debt	653,619	858,234
Other Long-Term Liabilities	220,991	166,181
Stockholders’ Equity	643,839	495,182

Total Liabilities and Stockholders’ Equity	$1,892,545	$1,854,777

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Sales

The press release provides information regarding combined sales adjusted to exclude the effect of foreign exchange adjustments and the impact of the Company’s fiscal calendar. Management believes that the presentation of adjusted combined net sales is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight or its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the effect of the Company’s fiscal calendar is useful to investors because currency fluctuations and the fiscal calendar difference are out of the control of, and do not reflect the performance of management.

Combined Gross Profit Margin and Combined Operating Profit

The press release also provides information regarding combined gross profit margin and combined operating profit. Management believes the presentation of combined gross margin and combined operating profit is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA
Reconciliation of Net Cash Provided By Operating Activities to Adjusted EBITDA
(Dollars in Millions)

Net Cash Provided by Operating Activities	$64.0
Interest Expense	21.4
Current Income Tax Provision	31.8
Change in Working Capital & Other Liabilities	40.3
Investment Income	(1.7)
Other	0.3

Church & Dwight Adjusted EBITDA	$156.1

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters and six months ended July 1, 2005, and July 2, 2004. The reconciliation reflects the elimination of intercompany sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit

and Operating Profit

Including Unconsolidated Affiliates

2nd Quarter and Six Months 2005 vs. 2004

Dollars in Millions

	Three Months Ended July 1, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$179.3	$—	$—	$—	$179.3
Personal Care Products	$127.7	$—	$—	$—	$127.7

Consumer Domestic	$307.0	$—	$—	$—	$307.0
Consumer International	$78.1	$—	$—	$—	$78.1

Total Consumer Net Sales	$385.1	$—	$—	$—	$385.1
Specialty Products Division	$56.6	$—	$17.5	$(3.1)	$71.0

Total Net Sales	$441.7	$—	$17.5	$(3.1)	$456.1

Gross Profit	$168.8	$—	$5.2	$4.0	$178.0
% of Net Sales	38.2%		29.8%		39.0%

Marketing	$51.1	$—	$0.1	$—	$51.2
% of Net Sales	11.6%		0.7%		11.2%

SG&A	$57.9	$—	$1.3	$4.0	$63.2
% of Net Sales	13.1%		7.4%		13.9%

Operating Profit	$59.8	$—	$3.8	$—	$63.6
% of Net Sales	13.5%		21.6%		13.9%

	Three Months Ended July 2, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$168.4	$—	$—	$—	$168.4
Personal Care Products	$90.5	$34.3	$—	$—	$124.8

Consumer Domestic	$258.9	$34.3	$—	$—	$293.2
Consumer International	$28.8	$44.6	$—	$(0.3)	$73.1

Total Consumer Net Sales	$287.7	$78.9	$—	$(0.3)	$366.3
Specialty Products Division	$53.1	$—	$14.2	$(1.8)	$65.5

Total Net Sales	$340.8	$78.9	$14.2	$(2.1)	$431.8

Gross Profit	$119.6	$44.2	$3.4	$3.7	$170.9
% of Net Sales	35.1%	56.0%	23.9%		39.6%

Marketing	$36.1	$12.8	$0.2	$—	$49.1
% of Net Sales	10.6%	16.2%	1.4%		11.4%

SG&A	$42.1	$22.2	$1.0	$3.7	$69.0
% of Net Sales	12.4%	28.1%	7.0%		16.0%

Operating Profit	$41.4	$9.2	$2.2	$—	$52.8
% of Net Sales	12.1%	11.7%	15.5%		12.2%

	Six Months Ended July 1, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$346.6	$—	$—	$—	$346.6
Personal Care Products	$258.2	$—	$—	$—	$258.2

Consumer Domestic	$604.8	$—	$—	$—	$604.8
Consumer International	$147.5	$—	$—	$—	$147.5

Total Consumer Net Sales	$752.3	$—	$—	$—	$752.3
Specialty Products Division	$110.2	$—	$32.4	$(5.1)	$137.5

Total Net Sales	$862.5	$—	$32.4	$(5.1)	$889.8

Gross Profit	$329.1	$—	$8.9	$8.8	$346.8
% of Net Sales	38.2%		27.5%		39.0%

Marketing	$88.7	$—	$0.2	$—	$88.9
% of Net Sales	10.3%		0.6%		10.0%

SG&A	$113.4	$—	$2.4	$8.8	$124.6
% of Net Sales	13.2%		7.4%		14.0%

Operating Profit	$127.0	$—	$6.3	$—	$133.3
% of Net Sales	14.7%		19.5%		15.0%

	Six Months Ended July 2, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$335.0	$—	$—	$—	$335.0
Personal Care Products	$160.0	$92.1	$—	$—	$252.1

Consumer Domestic	$495.0	$92.1	$—	$—	$587.1
Consumer International	$37.8	$100.6	$—	$(0.7)	$137.7

Total Consumer Net Sales	$532.8	$192.7	$—	$(0.7)	$724.8
Specialty Products Division	$104.0	$—	$27.4	$(3.8)	$127.6

Total Net Sales	$636.8	$192.7	$27.4	$(4.5)	$852.4

Gross Profit	$216.2	$109.9	$6.2	$7.2	$339.5
% of Net Sales	34.0%	57.0%	22.6%		39.8%

Marketing	$60.3	$25.7	$0.2	$—	$86.2
% of Net Sales	9.5%	13.3%	0.7%		10.1%

SG&A	$76.0	$45.0	$2.3	$7.2	$130.5
% of Net Sales	12.0%	23.4%	8.4%		15.3%

Operating Profit	$79.9	$39.2	$3.7	$—	$122.8
% of Net Sales	12.5%	20.3%	13.5%		14.4%

**	Adjustments include: elimination of intercompany sales with unconsolidated affiliates, reclassification of the administrative costs of production planning and logistics functions that are not directly attributable to the manufacturing process, from cost of sales to SG&A.